KIRKLAND & ELLIS


                                                                   EXHIBIT 5.1


June    1996


Stage Stores, Inc.
10201 Main Street
Houston, Texas 77025


   Re: Shares of Common Stock, $.01 par value

Ladies and Gentlemen:

   We are acting as counsel to Stage Stores, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-1 (File No. 333-5855) (the "Registration Statement") pertaining to the registration of a proposed offering of shares of the Company's Common Stock, $.01 par value per share (the "Common Stock") yielding gross proceeds of up to $192 million.

   We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the following: (i) Amended and Restated Certificate of Incorporation and the Bylaws of the Company, each as amended to the date hereof; and (ii) certain resolutions adopted by the Board of Directors of the Company. In addition, we have made such other and further investigations as we have deemed necessary to enable us to express the opinions hereinafter set forth.

   Based upon the foregoing and having regard to legal considerations that we deem relevant, and subject to the comments and qualifications set forth below, it is our opinion that the Common Stock has been duly authorized.

   For purposes of this opinion, we have with your permission made the following assumptions, in each case without independent verification: (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as copies, (iii) the authenticity of the originals of all documents submitted to us as copies,
(iv) the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, (v) the authority of such persons signing all documents on behalf of the parties thereto and (vi) the due authorization, execution and delivery of all documents by the parties thereto.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the incorporation by reference of this opinion in a registration statement filed under Rule 462(b) under the Securities Act of 1933, as amended, which incorporates by reference the contents of the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations promulgated thereunder.

   We do not find it necessary for purposes of this opinion to cover, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the offering and sale of the Common Stock.

   This opinion shall be limited to the laws of the State of Delaware.

   This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

                                             Very truly yours,

                                             KIRKLAND & ELLIS